Exhibit 99.3

WINTHROP REALTY TRUST

SHARES OF BENEFICIAL INTEREST
($1.00 PAR VALUE PER SHARE)

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD
SHAREHOLDERS OF WINTHROP REALTY TRUST

TO SECURITIES DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Winthrop Realty Trust (“Winthrop”) of Common Shares (as such term is defined below), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record (“Recordholders”) of its common shares of beneficial interest, par value $1.00 per share (“Common Shares”), and Series B-1 Cumulative Convertible Redeemable Preferred Shares (“Preferred Shares”) at the close of business on ___________, 2008 (the “Record Date”).  The Rights are described in Winthrop’s Prospectus dated ___________, 2008 (the “Prospectus”).

In the Rights Offering, Winthrop is offering an aggregate of 8,845,036 Common Shares, as described in the Prospectus.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on __________, 2008, unless extended in the sole discretion of Winthrop (as it may be extended, the “Expiration Date”).

Each Right allows the holder thereof to subscribe for one Common Share (the “Basic Subscription Privilege”) at the cash price of $______ per share (the “Subscription Price”).

Each Right also carries with it the ability for the holder thereof to subscribe (the “Over-Subscription Privilege”) for additional Common Shares that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic Subscription Privilege.  See “The Rights Offering—Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription” in the Prospectus.

The Rights are evidenced by a non-transferable Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee.  Each beneficial owner of Common Shares registered in your name or the name of your nominee is entitled to one Right for every 10 Common Shares owned by such beneficial owner as of the close of business on the Record Date (or every 10 Common Shares issuable upon conversion of Preferred Shares).

We are asking persons who hold shares of Common Shares beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Shares directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.  In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please take prompt action to notify any beneficial owners of Common Shares as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Winthrop, the Subscription Agent or the Information Agent.

Enclosed are copies of the following documents:

1. Prospectus;

2. Cover letter to Shareholders;

3. Instruction as to Use of Winthrop Subscription Rights Certificates;

4. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

5. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Winthrop;

6. A Rights Certificate (if your Shares are registered in your name);

7. Guidelines for Certification of Taxpayer Identification Number on Substitute W-9;

8. Nominee Holder Certification; and

9. A return envelope addressed to National City Bank, the Subscription Agent.

Your prompt action is requested.  To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each Common Share subscribed for under the Basic Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus.  You do not need to pay for shares subscribed for under the Over-Subscription Privilege when you return the Subscription Rights Certificate (or Notice of Guaranteed Delivery). The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price for shares subscribed for under the Basic Subscription Privilege, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date.  FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS.  If you exercised the Over-Subcription Privilege, we will notify you shortly after the Expiration Date how many additional shares have been allocated to you under the Over-Subscription Privilege.  You will then have five business days to pay for such additional shares. A Rights holder can revoke the exercise of its Rights until the Expiration Time.  Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, MacKenzie Partners, Inc.  The Information Agent’s telephone number is 800- 322-2885.

Very truly yours,

WINTHROP REALTY TRUST

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF WINTHROP REALTY TRUST, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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